Exhibit 99.1

SETTLEMENT AGREEMENT

        This Settlement Agreement (the “Agreement”) is made as of the last date of execution by the signatories hereunder (the “Effective Date”), and is made by and between Independent Bank Corporation (“IBC”), Mepco Insurance Premium Financing, Inc. (“Mepco”), and Mepco Acceptance Corporation (collectively the “IBC Parties”) on the one hand, and Edward M. Walder, Paul M. Walder, Howard Walder, Edward M. Walder, as Trustee of the Paul M. Walder Trust, Paul M. Walder, as Trustee of the Edward M. Walder Trust (collectively, the “Walder Parties”), and Nationwide Acceptance Corporation, on the other hand. The Edward M. Walder Trust, the Paul M. Walder Trust, and Nationwide Acceptance Corporation are hereinafter referred to as the “Former Mepco Shareholders.” Edward Walder and Paul Walder are hereinafter referred to collectively as the “Walders.” The IBC Parties, the Walder Parties, and Nationwide Acceptance Corporation are hereinafter referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

        WHEREAS, on March 23, 2005, the Walders filed an action against IBC and Mepco in the Illinois Circuit Court for the County of Cook, styled Edward M. Walder, et al., v. Independent Bank Corporation, et al., Case No. 05 L 003318 (the “Illinois Litigation”);

        WHEREAS, on May 25, 2005, the IBC Parties filed an action against the Walders in the Michigan Circuit Court for the County of Ionia, styled Independent Bank Corporation, et al. v Edward M. Walder, et al., No. 05-M-24114-CZ (the "Michigan Litigation");

        WHEREAS, on November 10, 2005, IBC and Mepco filed an interlocutory appeal in the Appellate Court of Illinois, First Judicial District, styled Edward M. Walder, et al., v. Independent Bank Corporation, et al., Case No. 05-3703 (the “Illinois Appeal”);

        WHEREAS, by letter dated June 23, 2005, the Former Mepco Shareholders provided IBC with a dispute notice regarding the Second Annual Earn Out (the “Earn Out Dispute”) under the Agreement and Plan of Merger dated February 24, 2003, as amended (the “Agreement and Plan of Merger”); and

        WHEREAS, the parties hereby intend to finally resolve all claims and disputes of any kind or nature whatsoever that presently exist among them, including, but not limited to, the Michigan Litigation, the Illinois Litigation, the Illinois Appeal (collectively, the “Lawsuits”), and the Earn Out Dispute.

        WHEREAS, the parties have also entered into Employment Agreements and Non-Competition Agreements, the provisions of which shall survive the execution of this Agreement, including but not limited to the IBC Parties’ obligation to make severance payments to the Walder Parties.

        NOW, THEREFORE, for good and valuable consideration, including the mutual covenants and agreements contained herein, and intending to be legally bound, the Parties agree as follows:

TERMS AND CONDITIONS

        1.        Walders’ Payment.

        The Former Mepco Shareholders agree to pay IBC $2,800,000 (the “Walders’ Payment”). The Former Mepco Shareholders shall pay at least one-half of the Walders’ Payment with IBC stock. The Parties acknowledge and agree that the Walders’ Payment is a partial return of purchase price to IBC for its purchase of Mepco. The Walders’ Payment shall be made in two deductions of $1,400,000 each from the Contingent Consideration Payment owed by IBC under the Agreement and Plan of Merger, as described in Paragraph No. 3 below.

        2.        Second Earn Out Payment.

        Within five business days of the execution of this Agreement, IBC shall pay the Former Mepco Shareholders $2,750,128 (“Second Earn Out Payment”) in full satisfaction of the Second Annual Earn Out owed to the Former Mepco Shareholders under the Agreement and Plan of Merger. IBC agrees to pay one-half of the Second Earn Out Payment with immediately available funds and the remainder shall be paid with IBC stock. For purposes of the Second Earn Out Payment only, the price of IBC stock will be $27.095.

        3.        Contingent Consideration Payment.

        On or before April 3, 2006, IBC shall pay the Former Mepco Shareholders accelerated contingent consideration (the “Contingent Consideration Payment”) as set forth in Attachment A hereto in full satisfaction of the accelerated contingent consideration under the Agreement and Plan of Merger, and which the parties agree represents the Expected Contingent Consideration for the remaining Annual Earn Out Periods, as defined in the Agreement and Plan of Merger. The IBC Parties agree that the Former Mepco Shareholders shall not be required to provide a Default Notice under the Agreement and Plan of Merger in order to receive this payment. The Parties agree that one-half of the Contingent Consideration Payment less $1,400,000 (which represents one-half of the Walders’ Payment) shall be paid in immediately available funds. The Parties further agree that the remaining one-half of the Contingent Consideration Payment less $1,400,000 (which represents one-half of the Walders’ Payment) shall be paid in the form of IBC stock. For purposes of the Contingent Consideration Payment only, the price of IBC stock will be the average of the last closing sale prices of IBC stock during the twenty trading day period ending March 30, 2006.

        4.        Future.

        Other than the Second Earn Out Payment and Contingent Consideration Payment, the Parties acknowledge and agree that no additional consideration is owed or will become owing, and none shall be paid, by IBC to the Former Mepco Shareholders under the Agreement and Plan of Merger. The Parties further acknowledge and agree that no additional consideration is owed or will become owing, and none shall be paid, by the Former Mepco Shareholders to the IBC Parties. Except for the payments under this Agreement and severance payments under the Employment Agreements as set forth below, the Parties acknowledge and agree that no payments of any kind are owed or will become owing, and none shall be paid, by any of the IBC Parties to any of the Walder Parties or Nationwide Acceptance Corporation.

        Nothing in this Agreement shall be construed to impact the parties’ rights and obligations under the Non-Competition and Employment Agreements. The IBC Parties shall continue to make severance payments to the Walder Parties as set forth in the Employment Agreements. Those payments shall be made by sending a check via overnight delivery to the home address of the Walder Parties on the due date of the payment as set forth in the Employment Agreement. Except for the 401(K) matching amount and the annual ESOP contribution amount, if any, the Parties acknowledge and agree that the amounts on Attachment B represent the total amount of Severance Compensation remaining to be paid to the Walders and Howard Walder under their Employment Agreement. Except for the 401(K) matching amount, the annual ESOP contribution amount, and the amounts on Attachment B hereto, the Parties acknowledge and agree that the Walders and Howard Walder shall not be entitled to receive, and shall not receive, any other payments or consideration of any kind under their Employment Agreements, including, but not limited to, stock options pursuant to Paragraph No. 8 of their Employment Agreements.

        5.        Payments of Immediately Available Funds.

        When making the payments of immediately available funds provided for in Paragraphs 2 and 3, IBC shall make those payments by wire transfer to the following account:

Bank One/Chase 120 S. LaSalle St. Chicago, IL 60603 Contact: Linda Williams (312) 661-5281

Name on Account: Grippo & Elden LLC Client Funds ABA Routing No.: 071000013 Account No.: 18042465

        6.        The Escrow Agreement.

        Upon the Effective Date, the September 30, 2004 Escrow Agreement by and among Independent Bank Corporation, the Walder Parties, and the J.P. Morgan Trust Company, N.A. (the “Escrow Agreement”) shall be terminated. Within five business days of the Effective Date, the Parties agree to direct that the 90,766 shares of IBC stock being held pursuant to the Escrow Agreement be released to the Walders.

        7.        Releases.

        Except for the obligations set forth in or created by this Agreement, each of the IBC Parties and their successors and assigns hereby irrevocably and unconditionally release and forever discharge each of the Walder Parties and Nationwide Acceptance Corporation and all of their past, present and future heirs, employees, officers, directors, agents, and attorneys, as well as other persons and entities acting on their behalf, from any and all claims, liens, demands, obligations, actions, causes of action, counts, damages, liabilities, indemnification, losses, fees, costs, or expenses of any kind or nature whatsoever, (including those resulting from a claim asserted against any of the IBC Parties), that relates in any way to the Agreement and Plan of Merger, that was asserted or could have been asserted or arises out of the subject matter of the Lawsuits and the Earn Out Dispute, that relates to any breach of the Employment Agreements or Non-Competition Agreements as of the Effective Date, or that arises out of any other fact or circumstance that was known or reasonably should have been known by the IBC Parties as of the Effective Date.

        Except for the obligations set forth in or created by this Agreement, each of the Walder Parties and Nationwide Acceptance Corporation and their successors and assigns hereby irrevocably and unconditionally release and forever discharge each of the IBC Parties and all of their past, present and future employees, officers, directors, agents, and attorneys, as well as other persons and entities acting on their behalf, from any and all claims, liens, demands, obligations, actions, causes of action, counts, damages, liabilities, indemnification, losses, fees, costs, or expenses of any kind or nature whatsoever, (including those resulting from a claim asserted against any of the Walder Parties or Nationwide Acceptance Corporation), that relates in any way to the Agreement and Plan of Merger, that was asserted or could have been asserted or arises out of the subject matter of the Lawsuits and the Earn Out Dispute, that relates to any breach of the Employment Agreements or Non-Competition Agreements as of the Effective Date, or that arises out of any other fact or circumstance that was known or reasonably should have been known by the Walder Parties as of the Effective Date.

        The Parties agree that except for the obligations set forth in or created by this Agreement, the release set forth above constitutes a complete general release as to the matters released, and they further understand, acknowledge and expressly agree that they are aware that they may hereafter discover facts that are different from or in addition to those which they now know or believe to be true with respect to the Lawsuits, to the Earn Out Dispute, to the Parties’ relationships, or to the matters herein released, and agree that this Agreement and the release set forth above will remain in full force and effect in all respects notwithstanding any such different or additional facts.

        Each party represents and warrants that it has no knowledge of any claim or breach of the Agreement and Plan of Merger or any other contract between the parties that is not within the scope of the mutual release set forth above.

        8.        Dismissal of Litigation.

        Within 10 business days after the Walder Parties receive the payments described in Paragraphs 2 and 3, the Parties shall file Stipulations of Dismissal (with prejudice and without attorneys’ fees or costs to any party) in the Illinois Litigation, Illinois Appeal, and the Michigan Litigation.

        9.        Withdrawal of Earn Out Dispute.

        The June 23, 2005 dispute notice of the Former Mepco Shareholders is hereby withdrawn and deemed null and void.

        10.        Binding Agreement.

        This Agreement is binding upon, and shall be to the benefit of, the Parties, and each of them, and each of their partners, beneficiaries, trustees, predecessors, parents, subsidiaries, affiliates, controlling persons, officers, directors, shareholders, members, guarantors, agents, employees, heirs, representatives, executors, attorneys, successors, assigns, and all those acting in concert or participation with them or under their direction or control.

        11.        No Admission of Liability.

        The IBC Parties and the Walder Parties, and each of them, understand and agree that this Agreement is a compromise of certain disputes, entered into solely to avoid the expense and inconvenience of litigation. The IBC Parties and the Walder Parties, and each of them, further understand and agree that no Party admits or has admitted any liability, violation of law or wrongdoing in connection with the subject matter of the Lawsuits or the Earn Out Dispute. The Parties agree that they negotiated the terms of this Agreement in good faith, and that this Agreement reflects a settlement that was reached voluntarily after consultation with competent legal counsel.

        12.        Authority to Sign.

        Each Party to this Agreement represents and warrants to the others that it/he has the authority to enter into this Agreement. Each corporate entity and trust that is a Party to this Agreement represents that it has vested the signatory for it with full authority to sign this Agreement and bind it.

        13.        Entire Agreement, Severability, and Interpretation.

        This Agreement embodies the entire agreement of the Parties hereto regarding the settlement of the Lawsuits, the Earn Out Dispute, and payment of all consideration due under the Agreement and Plan of Merger and supersedes all prior negotiations, understandings, and agreements regarding this Agreement, whether written or oral. Each Party represents and warrants that it has read this Agreement, knows and understands its contents, and comprehends and agrees to all of its terms, conditions, meanings, and significance. No part of this Agreement may be modified by any Party except by a writing executed by every Party hereto. In the event that any provision of this Agreement or the application of any such provision is held by a court or other tribunal to be invalid or unenforceable, the Parties intend that such court or tribunal shall construe such provision in a manner which is valid and enforceable to the extent possible in order to achieve the purposes of this Agreement as evidenced by the entire Agreement, including the Recitals. The headings in this Agreement are solely for the convenience of the reader and are not to be given interpretive effect.

        14.        Multiple Counterparts.

        This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which will constitute one and the same Agreement.

        IN WITNESS WHEREOF, the Parties, and each of them, have approved and executed this Agreement on the date set forth opposite their respective signatures.

March 16, 2006	Independent Bank Corporation By: /s/ Robert Shuster —————————————— Robert Shuster Its: Executive VP and CFO

March 16, 2006	Mepco Insurance Premium Financing, Inc. By: /s/ Robert Shuster —————————————— Robert Shuster Its: Chairman

March 16, 2006	Mepco Acceptance Corporation By: /s/ Robert Shuster —————————————— Robert Shuster Its: CFO

March 16, 2006	/s/ Edward M. Walder —————————————— Edward M. Walder

March 16, 2006	/s/ Paul M. Walder —————————————— Paul M. Walder

March 16, 2006	/s/ Howard Walder —————————————— Howard Walder

March 16, 2006	The Edward M. Walder Trust By: /s/ Paul M. Walder —————————————— Paul M. Walder Its: Trustee

March 16, 2006	The Paul M. Walder Trust By: /s/ Paul M. Walder —————————————— Edward M. Walder Its: Trustee

March 16, 2006	Nationwide Acceptance Corporation By: /s/ Michael Lutz —————————————— Michael Lutz Its: Chairman